EXHIBIT 23.1

                           [Arthur Andersen LLP Logo]


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants , we hereby consent to the incorporation by reference in this registration statement of our report dated April 24, 1996, included in Jos. A. Bank Clothiers, Inc. and subsidiaries' Form 10-K for the year ended February 3, 1996, and to all references to our Firm included in this registration statement. It should be noted that we have performed no audit procedures subsequent to April 24, 1996, the date of our report. Furthermore, we have not made an audit of any financial statements of Jos. A. Bank Clothiers, Inc. and subsidiaries as of any date or for any period subsequent to February 3, 1996, the date of the latest financial statements covered by our report.


/s/ Arthur Andersen LLP

Baltimore, Maryland,
  January 21, 1997